UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 17, 2008

ENTEGRIS, INC.

(Exact name of registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

000-30789	41-1941551
(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Lyman Boulevard, Chaska, MN	55318
(Address of principal executive offices)	(Zip Code)

(952) 556-3131

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 17, 2008, the Board of Directors (the “Board”) of Entegris, Inc. (the “Company”) approved amendments to Articles 2 and 3 of the Company’s By-Laws (the “By-Laws”) in order to: (i) change from a plurality-voting standard to a majority-voting standard in uncontested director elections; (ii) clarify the advance notice procedures to be followed by stockholders to nominate directors for election and to bring other business before the stockholders at annual meetings of the stockholders; (iii) permit email notice of meetings of the Board; and (iv) make certain other conforming and clarifying amendments. These amendments became effective December 17, 2008.

The amendments to Article 3, Section 3.3 of the By-Laws implement the new majority voting standard by providing that a director nominee will be elected in an uncontested director election only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. Section 3.3 also provides that directors will continue to be elected by a plurality vote at any “contested” election which is defined as an election where the number of nominees exceeds the number of directorships to be filled. Section 3.3, as amended, further provides that if an incumbent director does not receive the required vote for reelection, the Governance & Nominating Committee of the Board will make a recommendation to the Board as to whether to accept the director’s resignation; the Board will consider this recommendation and determine, within 90 days after certification of the election results, whether to accept the director’s resignation and will promptly disclose its decision (including the reasons underlying the decision) in an SEC filing.

Sections 3.6 and 3.7 of Article 3 of the By-Laws were amended to prohibit the Board from nominating for election (or filling a vacancy or newly created directorship with) any candidate who has not agreed in advance to submit an irrevocable resignation that would take effect upon (a) the failure to receive the required vote for reelection in the next election, and (b) the Board’s acceptance of such resignation. Section 2.11 of Article 2 of the By-Laws was amended to impose a similar requirement on director candidates nominated by stockholders.

The amendments to Article 2, Sections 2.11 and 2.12 of the By-Laws are intended to enhance the advance notice provisions for stockholder nominations and proposals to require disclosure by a stockholder proponent of all ownership interests in the Company in light of increased use by certain investors of derivative instruments that are not reflected in an investor’s beneficial ownership of the Company’s securities. These amendments specifically expand the information required to be provided by any stockholder who submits a nomination for election to the Board or a stockholder proposal for consideration at an annual meeting of stockholders. Such amendments require a stockholder submitting a nomination or proposal to disclose whether the stockholder or a person on the stockholder’s behalf has entered into a hedging transaction or other transaction or series of transactions (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss or to manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder with respect to any shares of stock of the Company. These amendments also provide that the information requirements apply to a beneficial owner, if any, on whose behalf such a nomination or stockholder proposal is made.

This summary is subject to and qualified in its entirety by reference to the text of the Amended By-Laws, which are included as Exhibit 3.1 to this filing and are incorporated in this Item 5.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 3.1	By-Laws, as amended December 17, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRIS, INC.

Dated: December 22, 2008	By	/s/ Peter W. Walcott
Peter W. Walcott,
Senior Vice President & General Counsel